Exhibit 99.(g)(2)

Appendix A

List of Funds

Fund Name	Jurisdiction of Formation

Oakmark Global Large Cap ETF	U.S.

Oakmark International Large Cap ETF	U.S.

Oakmark U.S. Concentrated ETF	U.S.

Oakmark U.S. Large Cap ETF	U.S.

Dated: November 11, 2025